Exhibit 10.6

AMENDMENT LETTER

To:	Rentokil Initial plc (the “Borrower”)
Compass House
Manor Royal
Crawley
West Sussex
RH10 9PY

18 July 2022

Dear Sir or Madam

£550,000,000 multicurrency revolving facility agreement originally dated 27 January 2015 (as amended from time to time including, most recently, as amended and restated on 8 September 2021) between, amongst others, the Borrower and Skandinaviska Enskilda Banken AB (publ) the Agent (the “Facility Agreement”)

1.	Interpretation

1.1	Incorporation of defined terms

(A)	We refer to the Facility Agreement. Unless a contrary indication appears in this letter, a term defined in the Facility Agreement has the same meaning in this letter. In addition, the definition below applies in this letter:

“Effective Date” means the date on which this letter is countersigned by the Borrower.

(B)	Unless a contrary indication appears in this letter, the principles of construction set out in the Facility Agreement shall have effect as if set out in, and referring to, this letter.

1.2	Third party rights

(A)	Unless expressly provided to the contrary in this letter, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms.

(B)	Notwithstanding any term of this letter, the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

1.3	Designation

In accordance with the Facility Agreement, each of the Borrower and the Agent designate this letter as a Finance Document.

2.	Amendment

With effect on and from the Effective Date, the Facility Agreement shall be amended as set out in Schedule 1 (Amendments to the Facility Agreement).

3.	Representations

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing:

(A)	on the date of this letter as if references to “this Agreement” and “the Finance Documents” are references to the Facility Agreement as if it were amended by this letter; and

(B)	on the Effective Date.

4.	Continuing obligations

(A)	The provisions of the Facility Agreement and the other Finance Documents shall, save as amended by this letter, continue in full force and effect.

(B)	No waiver of any provisions of any Finance Document is given by the terms of this letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or Default under, the Finance Documents.

(C)	References in the Facility Agreement to “this Agreement”, “hereof”, “hereunder” and expressions of similar import shall, on and from the Effective Date, be deemed to be references to the Facility Agreement as amended by this letter.

(D)	References, however expressed, in any Finance Document (other than the Facility Agreement) to the Facility Agreement shall, on and from the Effective Date, be deemed to be references to the Facility Agreement as amended by this letter.

5.	Transaction Expenses

The Borrower shall within three Business Days of demand reimburse the Agent for the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by the Agent in connection with the negotiation, preparation, printing and execution of this letter and any other documents referred to in this letter.

6.	Miscellaneous

6.1	Incorporation of terms

The provisions of clauses 32 (Notices), 34 (Partial Invalidity), 35 (Remedies and Waivers) and 41 (Jurisdiction) of the Facility Agreement shall be incorporated into this letter as if set out in full in this letter and as if reference in those clauses to “this Agreement” are references to this letter.

6.2	Counterparts

This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

7.	Governing law

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

If you agree to the above, please sign where indicated below.

Yours faithfully

For and on behalf of
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)
as Agent (acting on the instructions of the Majority Lenders)

We agree to the above.

For
RENTOKIL INITIAL PLC
as the Borrower

Date:

Schedule 1 : Amendments to The Facility Agreement

1.	Clause 1.1 (Definitions) of the Facility Agreement shall be amended by inserting the following new definition in the correct alphabetical order:

““Acquisition” means the acquisition of Terminix Global Holdings, Inc. pursuant to the terms of the agreement and plan of merger between the Borrower, Rentokil Initial US Holdings, Inc. as bidco, Terminix Global Holdings, Inc., Leto Holdings I, Inc. and Leto Holdings II, LLC dated 13 December 2021, as amended pursuant to that certain amendment no. 1 to the agreement and plan of merger dated 14 March 2022.”

2.	Clause 23.5 (Financial Indebtedness) of the Facility Agreement shall be amended by deleting the word “or” at the end of paragraph (B)(5), adding a new paragraph (B)(6) as set out below in between the current paragraphs (B)(5) and (B)(6) and renumbering the current paragraph (B)(6) as paragraph (B)(7):

“(6)	the €1,450,000,000 bond issued by Rentokil Initial Finance B.V. on 27 June 2022 effected for the purpose of paying consideration payable pursuant to the Acquisition; or”.